Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock and Class B Common Stock

of

SoundView Technology Group, Inc.

by

Shakespeare Merger Corporation,

a wholly owned subsidiary of

The Charles Schwab Corporation

at

$15.50 Net per Share

The Offer (as defined herein) and withdrawal rights will expire at 5:00 p.m., New York City Time, on January 8, 2004, unless the

Offer is extended.

December 3, 2003

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated December 3, 2003 (the “Offer to Purchase”), and the Letter of Transmittal (which, together with amendments or supplements thereto, collectively constitute the “Offer”) relating to the Offer by Shakespeare Merger Corporation, a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of The Charles Schwab Corporation, a Delaware corporation (“Schwab”), to purchase all of the outstanding shares of common stock and Class B common stock, par value $0.01 per share (the “Shares”), of SoundView Technology Group, Inc., a Delaware corporation (“SoundView”), at a price of $15.50 per share, net to the seller in cash, without interest thereon, on the terms and subject to the conditions set forth in the Offer. All references in this letter to SoundView common stock and Class B common stock include the associated preferred stock rights to such common stock and Class B common stock. Also enclosed for your consideration is a letter to the stockholders of SoundView from Mark F. Loehr, Chief Executive Officer of SoundView, accompanied by SoundView’s Solicitation/Recommendation Statement on Schedule 14D-9.

We (or our nominees) are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used to tender Shares held by us for your account.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1. The offer price for the Offer is $15.50 per Share, net to the seller in cash (without interest thereon) (the “Offer Price”), on the terms of and subject to the conditions to the Offer.

2. The Offer is being made for all outstanding Shares.

3. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 18, 2003 (the “Merger Agreement”), by and among Schwab, the Purchaser and SoundView pursuant to which, following the purchase of shares of SoundView common stock and Class B common stock in the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into SoundView (the “Merger”), with SoundView surviving the Merger as a wholly owned subsidiary of Schwab. As a result of the Merger, each outstanding Share (other than shares owned by the Purchaser, SoundView or any stockholder of SoundView who is entitled to and properly exercises appraisal rights under Delaware law and other than certain shares of unvested restricted stock which will be cancelled in exchange for the creation of a deferred compensation account) will be converted into the right to receive the price per Share paid in the Offer in cash, without interest thereon.

4. SoundView’s board of directors has, at a meeting held on November 18, 2003, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and in the best interests of SoundView and its stockholders, (ii) approved the Merger Agreement, and the transactions contemplated thereby, including the Offer and the Merger, and (iii) resolved to recommend that the stockholders of SoundView accept the Offer, tender their shares of SoundView common stock and Class B common stock pursuant to the Offer and (if required by applicable law) adopt the Merger Agreement and approve the Merger.

5. The Offer is conditioned on, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the Expiration Date (as defined below) of the Offer, that number of Shares that, together with any shares of SoundView common stock and Class B common stock then owned by Schwab or any wholly owned subsidiary of Schwab (including the Purchaser), represent 50.1% of the Adjusted Outstanding Share Number. The “Adjusted Outstanding Share Number” is defined in the Merger Agreement as the sum of all then-outstanding shares of SoundView common stock and Class B common stock, plus, at the election of Schwab, an additional number of shares up to but not exceeding the aggregate number of shares of SoundView common stock and Class B common stock issuable upon the exercise of any outstanding option that is vested or is expected to become vested (other than by reason of the Merger) on or before September 30, 2004, or any warrant or other right to acquire capital stock of SoundView, or on the conversion of any security convertible into SoundView capital stock. (The foregoing condition is referred to as the “Minimum Condition” in the Offer to Purchase). The Offer is subject to certain other conditions contained in Section 1 (Terms of the Offer) and Section 13 (Certain Conditions to the Offer) of the Offer to Purchase.

6. The Offer and withdrawal rights expire at 5:00 p.m., New York City time, on January 8, 2004 (the “Expiration Date”), unless the Offer is extended by the Purchaser, in which event the term Expiration Date shall mean the latest time at which the Offer, as so extended by the Purchaser, will expire.

7. Any stock transfer taxes applicable to a sale of Shares to the Purchaser will be borne by the Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal.

8. Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Depositary or the Information Agent, or except as set forth in Instruction 6 of the Letter of Transmittal for the Offer, transfer taxes on the purchase of Shares by the Purchaser in the Offer. However, federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided or an exemption is available. See the Letter of Transmittal for the Offer for more information.

Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf prior to the Expiration Date.

If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us the instruction form. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

On the terms of and subject to the conditions to the Offer, promptly after the Expiration Date, the Purchaser will accept for payment, and pay for, all Shares validly tendered to the Purchaser in the Offer and not withdrawn prior to the Expiration Date. To validly tender Shares in the Offer (i) the certificate(s) representing the tendered Shares, together with the Letter of Transmittal (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees and any other required documents, must be received by the Depositary for the Offer prior to the Expiration Date, (ii) in the case of a tender effected pursuant to the book-entry transfer procedures described in the Offer to Purchase (a) either the Letter of Transmittal (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message described in the Offer to Purchase, and any other required documents, must be received by the Depositary for the Offer prior to the Expiration Date and (b) the Shares to be tendered must be delivered pursuant to the book-entry transfer procedures described in the Offer to Purchase and a Book-Entry Confirmation described in the Offer to Purchase must be received by the Depositary for the Offer prior to the Expiration Date or (iii) the tendering stockholder must comply with the guaranteed delivery procedures described in the Offer to Purchase prior to the Expiration Date.

Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

Instructions with Respect to the Offer to Purchase for Cash

All Outstanding Shares Of Common Stock and Class B Common Stock

of SoundView Technology Group, Inc.

The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase of Shakespeare Merger Corporation, dated December 3, 2003 (the “Offer to Purchase”), and the Letter of Transmittal relating to shares of common stock and Class B common stock, par value $0.01 per share (the “Shares”), of SoundView Technology Group, Inc., a Delaware corporation.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal.

Number of Shares to be Tendered:                         Shares

SIGN HERE

Signature(s)

Please Type or Print Name(s)

Please Type or Print Address(es)

Area Code and Telephone Number

Taxpayer Identification or Social Security No.

Dated:                                                                               , 200_